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                     July 27, 2021

       Gregg Koechlein
       Chief Financial Officer
       High Sierra Technologies, Inc.
       1495 Ridgeview Drive, Suite 230A
       Reno, Nevada 89519

                                                        Re: High Sierra
Technologies, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed April 14,
2021
                                                            File No. 000-52036

       Dear Mr. Koechlein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction